Exhibit 2.3

EXECUTION VERSION

Dated May 24, 2021

XERIS PHARMACEUTICALS, INC.

STRONGBRIDGE BIOPHARMA PLC

EXPENSES REIMBURSEMENT AGREEMENT

TABLE OF CONTENTS

1	Definitions	1
2	Pre-condition	6
3	Xeris reimbursement	6
4	General	8

EXPENSES REIMBURSEMENT AGREEMENT

THIS EXPENSES REIMBURSEMENT AGREEMENT (this Agreement), dated as of May 24, 2021 and made between:

(1)	XERIS PHARMACEUTICALS, INC., a Delaware corporation (hereinafter called “Xeris”); and

(2)

STRONGBRIDGE BIOPHARMA PLC, a company incorporated in Ireland with registered number 562659 having its registered office at Fitzwilliam Hall, Suite 206, Fitzwilliam Place, Dublin 2,Ireland (hereinafter called “Strongbridge”).

RECITALS

(A)

WHEREAS, Xeris has agreed to make an offer to acquire Strongbridge through Xeris Biopharma Holdings, Inc., a Delaware corporation (hereinafter called “HoldCo”), on the terms set out in the Rule 2.5 Announcement and the Transaction Agreement and Strongbridge has agreed to reimburse certain third party costs and expenses incurred and to be incurred by Xeris and/or the Xeris Group for the purposes of, in preparation for or in connection with the Acquisition, if the Transaction Agreement is terminated in certain circumstances; and

(B)

WHEREAS, this Agreement sets out the agreement between the Parties as to, among other things, the reimbursement in certain circumstances by Strongbridge of certain costs and expenses incurred and to be incurred by Xeris and/or the Xeris Group for the purposes of, in preparation for or in connection with the Acquisition.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

1	DEFINITIONS

1.1	Definitions

As used in this Agreement the following words and expressions have the following meanings:

Acquisition means the proposed acquisition by HoldCo of Strongbridge by means of the Scheme or the Takeover Offer (and any such Scheme or Takeover Offer as it may be revised, amended or extended from time to time) including the payment by HoldCo of the aggregate consideration pursuant to the Scheme or the Takeover Offer, as described in the Rule 2.5 Announcement and provided for in the Transaction Agreement;

Act means the Companies Act 2014, all enactments which are to be read as one with, or construed or read together as one with, the Act and every statutory modification and re-enactment thereof for the time being in force;

Acting in Concert shall have the meaning given to that term in the Takeover Panel Act, as amended;

Affiliate means in relation to any person, another person that, directly or indirectly, controls, is controlled by, or is under common control with, such first person (as used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise);

Agreement has the meaning given to that term in the Preamble;

Business Day means any day, other than a Saturday, Sunday or a day on which banks in Ireland or in the State of New York are authorised or required by law or executive order to be closed;

Cap has the meaning given to that term in sub-clause 3.1;

Clear in relation to a period of notice, means that period excluding the day when the notice is given or deemed to be given and the day for which it is given or on which it is to take effect;

Concert Parties means such Persons as are deemed to be Acting in Concert with Xeris pursuant to Rule 3.3 of Part A of the Takeover Rules and such persons as are Acting in Concert with Xeris;

Conditions means the conditions to the Scheme and the Acquisition set out in paragraphs 1, 2, 3, 4 and 5 of Appendix III of the Rule 2.5 Announcement, and Condition means any one of the Conditions;

Confidentiality Agreement means the confidentiality letter agreement, dated as of February 2, 2021, between Xeris and Strongbridge;

Court Meeting means the meeting or meetings of the Strongbridge Shareholders or, if applicable, the meeting or meetings of any class or classes of Strongbridge Shareholders (and, in each case, any adjournment or postponement thereof) convened by:

(a)	resolution of the Strongbridge Board; or

(b)	order of the High Court,

in either case, pursuant to Section 450 of the Act to consider and, if thought fit, approve the Scheme (with or without amendment);

Court Meeting Resolution means the resolution to be proposed at the Court Meeting for the purposes of approving and implementing the Scheme;

EGM means the extraordinary general meeting of the Strongbridge Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme, expected to be convened as soon as the preceding Court Meeting shall have been concluded (it being understood that if the Court Meeting is adjourned or postponed, the EGM shall be correspondingly adjourned or postponed);

EGM Resolutions means, collectively, the following resolutions to be proposed at the EGM:

(a)	an ordinary resolution to approve the Scheme and to authorize the Strongbridge Board to take all such action as it considers necessary or appropriate to implement the Scheme;

(b)

if applicable, a special resolution to cancel, subject to the approval of the High Court, the issued share capital of Strongbridge (other than any Strongbridge Shares held by any member of the Xeris Group);

(c)

if applicable, an ordinary resolution authorizing the Strongbridge Board to allot new ordinary shares to HoldCo pursuant to the Transaction Agreement and the Scheme by capitalization of the reserve arising from the cancellation of the issued share capital of Strongbridge pursuant to the resolution described in the foregoing sub-clause (b);

(d)

a special resolution amending the Memorandum and Articles of Association of Strongbridge in accordance with Section 4.6 of the Transaction Agreement (the resolutions described in the foregoing sub-clauses (a) through (d), the Required EGM Resolutions);

(e)

an ordinary resolution that any motion by the appointed Chairperson of the EGM to adjourn or postpone the EGM, or any adjournments or postponements thereof, to another time and place if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the EGM to approve the Scheme or any of the Required EGM Resolutions be approved; and

(f)

any other resolutions as Strongbridge reasonably determines to be necessary or desirable for the purposes of implementing the Acquisition as have been approved by Xeris (such approval not to be unreasonably withheld, conditioned or delayed);

End Date means the one year anniversary of the date hereof;

Governmental Entity means (i) any Relevant Authority, (ii) any company, business, enterprise, or other entity owned, in whole or in part, or controlled by any Relevant Authority, or (iii) any political party;

Group means in relation to any Party, such Party and its Subsidiaries;

High Court means the High Court of Ireland;

HoldCo has the meaning given to that term in the Recitals;

Irrecoverable VAT means in relation to any Person, any amount in respect of VAT which that Person (or a member of the same VAT Group as that Person) has incurred and in respect of which neither that Person nor any other member of the same VAT Group as that Person is entitled to a refund (by way of credit or repayment) from any relevant Tax Authority pursuant to and determined in accordance with section 59 of the Value Added Tax Consolidation Act 2010 or similar provision in any other jurisdiction;

Law means any federal, state, local, foreign or supranational law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, executive order or agency requirement of any Relevant Authority;

Panel means the Irish Takeover Panel;

Parties means Strongbridge and Xeris and Party shall mean either Strongbridge, on the one hand, or Xeris, on the other hand (as the context requires);

Person or person means an individual, group (including a “group” under Section 13(d) of the United States Securities Exchange Act of 1934), corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organisation or other entity or any Relevant Authority or any department, agency or political subdivision thereof;

Relevant Authority means any Irish, United States, foreign or supranational, federal, state or local governmental commission, board, body, division, political subdivision, bureau or other regulatory authority or agency, including courts and other judicial bodies, or any competition, antitrust or supervisory body, central bank, public international organization or other governmental, trade or regulatory agency or body, securities exchange or any self- regulatory body or authority, including any instrumentality or entity designed to act for or on behalf of the foregoing, in each case, in any jurisdiction, including the Panel, the High Court and the U.S. Securities and Exchange Commission;

Representatives means, in relation to any Person, the directors, officers, employees, agents, investment bankers, financial advisors, legal advisors, accountants, brokers, finders, consultants or other representatives of such Person;

Rule 2.5 Announcement means the announcement to be made by the Parties pursuant to Rule 2.5 of the Takeover Rules for the purposes of the Acquisition, in the form agreed to by on or on behalf of the Parties;

Scheme means the proposed scheme of arrangement under Chapter 1 of Part 9 of the Act and, if applicable, the capital reduction under Sections 84 and 85 of the Act to effect the Acquisition pursuant to the Transaction Agreement, on such terms and in such form as is consistent with the terms agreed to by the Parties as set out in the Rule 2.5 Announcement and on such other terms as the Parties mutually agree in writing, including any revision thereof as may be agreed between the Parties in writing, and, if required, by the High Court;

Strongbridge has the meaning given to that term in the Preamble;

Strongbridge Alternative Proposal means any bona fide proposal or bona fide offer made by any person (other than a proposal or offer by Xeris or any of its Concert Parties or any person Acting in Concert with Xeris) for (i) the acquisition of Strongbridge by scheme of arrangement, takeover offer or business combination transaction; (ii) the acquisition by any person of 20% or more of the assets of Strongbridge and its Subsidiaries, taken as a whole, measured by either book value or fair market value (including equity securities of Strongbridge’s Subsidiaries); (iii) the acquisition by any person (or the stockholders of any person) of 20% or more of the outstanding Strongbridge Shares; or (iv) any merger, business combination, consolidation, share exchange, recapitalisation or similar transaction involving Strongbridge as a result of which the holders of Strongbridge Shares immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after consummation thereof;

Strongbridge Board means the board of directors of Strongbridge;

Strongbridge Group means Strongbridge and all of its Subsidiaries;

Strongbridge Shareholders means the holders of Strongbridge Shares;

Strongbridge Shareholder Approval means:

(a)

the approval of the Scheme by a majority in number of members of each class of Strongbridge Shareholders (including as may be directed by the High Court pursuant to Section 450(5) of the Act) representing, at the relevant voting record time, at least seventy five percent (75%) in value of the Strongbridge Shares of that class held such Strongbridge Shareholders present and voting either in person or by proxy, at the Court Meeting (or at any adjournment or postponement of such meeting); and

(b)	the Required EGM Resolutions being duly passed by the requisite majorities of Strongbridge Shareholders at the EGM (or at any adjournment or postponement of such meeting);

Strongbridge Shares means the ordinary shares of $0.01 each in the capital of Strongbridge;

Subsidiary means in relation to any person, any corporation, partnership, association, trust or other form of legal entity of which such person directly or indirectly owns securities or other equity interests representing more than 50% of the aggregate voting power;

Takeover Offer means an offer in accordance with Section 3.6 of the Transaction Agreement for the entire issued share capital of Strongbridge (other than any Strongbridge Shares beneficially owned by Xeris, HoldCo or any member of the Xeris Group (if any) and any Strongbridge Shares held by any member of the Strongbridge Group) including any amendment or revision thereto pursuant to the Transaction Agreement, the full terms of which would be set out in the Takeover Offer Document or (as the case may be) any revised offer documents;

Takeover Offer Document means, if, following the date of the Transaction Agreement, Xeris elects to implement the Acquisition by way of the Takeover Offer in accordance with Section 3.6 of the Transaction Agreement, the document to be despatched to Strongbridge Shareholders and others by HoldCo containing, among other things, the Takeover Offer, the Conditions (except as Xeris determines pursuant to and in accordance with Section 3.6 of the Transaction Agreement not to be appropriate in the case of a Takeover Offer) and certain information about Xeris, HoldCo and Strongbridge and, where the context so requires, includes any form of acceptance, election, notice or other document reasonably required in connection with the Takeover Offer;

Takeover Panel Act means the Irish Takeover Panel Act, 1997 (as amended);

Takeover Rules means the Irish Takeover Panel Act, 1997, Takeover Rules, 2013;

Tax Authority means any Relevant Authority responsible for the assessment, collection or enforcement of laws relating to taxes (including the United States Internal Revenue Service and the Irish Revenue Commissioners and any similar state, local, or non-U.S. revenue agency);

Third Party means any Person or Group, other than Strongbridge, Xeris or any of their respective Affiliates or Representatives;

Transaction Agreement means the transaction agreement dated May 24, 2021, by and among Strongbridge, Xeris, HoldCo and Wells MergerSub, Inc.;

VAT means any tax imposed by any member state of the European Community in conformity with the Directive of the Council of the European Union on the common system of value added tax (2006/112/EC) and any tax similar to or replacing the same;

VAT Group means a group as defined in Section 15 of the Value Added Tax Consolidation Act 2010 and any similar VAT grouping arrangement in any other jurisdiction;

Wilful Breach means a material breach of this Agreement or the Transaction Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or such omission to take action would be a material breach of such agreement;

Xeris has the meaning given to that term in the Preamble;

Xeris Group means Xeris, HoldCo and all of their respective Subsidiaries;

Xeris Payment Events has the meaning given to that term in sub-clause 3.2; and

Xeris Reimbursement Payments has the meaning given to that term in sub-clause 3.1.

1.2	Construction.

The following rules of interpretation shall apply to this Agreement:

1.2.1	the words “hereof”, “hereby”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

1.2.2	the table of contents and captions in this Agreement are included for convenience of reference only and shall be ignored in the construction or interpretation hereof;

1.2.3	references to Clauses and Sub-clauses are to Clauses and Sub-clauses of this Agreement unless otherwise specified;

1.2.4	any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, and references to any gender shall include all genders;

1.2.5

whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import;

1.2.6	“writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form;

1.2.7	references to any applicable Law shall be deemed to refer to such applicable Law as amended from time to time and to any rules or regulations promulgated thereunder;

1.2.8	references to any Person include the successors and permitted assigns of that Person;

1.2.9	references “from” or “through” any date mean, unless otherwise specified, “from and including” or “through and including”, respectively;

1.2.10

any reference to an Irish legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than Ireland, be deemed to include a reference to what most nearly approximates in that jurisdiction to the Irish legal term;

1.2.11	references to times are to New York City times unless otherwise specified; and

1.2.12	the Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favouring or disfavouring any Party by virtue of the authorship of any provision of this Agreement.

2	PRE-CONDITION

This Agreement shall not have effect unless and until the Rule 2.5 Announcement has been issued.

3	XERIS REIMBURSEMENT

3.1	Reimbursement Payments.

Subject to Clause 2 and to the other provisions of this Agreement, Strongbridge agrees to pay to Xeris, if any Xeris Payment Event occurs, an amount equal to all documented, specific, quantifiable third party costs and expenses incurred, directly or indirectly, by Xeris and/or the Xeris Group, or on their behalf, for the purposes of, in preparation for, or in connection with the Acquisition, including third party costs and expenses incurred in connection with exploratory work carried out in contemplation of and in connection with the Acquisition, legal, financial and commercial due diligence, the arrangement of financing and the engagement of third party Representatives to assist in the process (the payments provided for in this sub-clause 3.1, the Xeris Reimbursement Payments); provided, that the aggregate gross amount payable to Xeris pursuant to this Agreement shall not, in any event, exceed an amount equal to US$1,950,000 (the Cap). The amount payable by Strongbridge to Xeris under this sub-clause 3.1 will exclude any amounts in respect of VAT incurred by Xeris attributable to such third party costs other than Irrecoverable VAT incurred by Xeris on such costs (and, for the avoidance of doubt, such Irrecoverable VAT shall form part of the Xeris Reimbursement Payments).

3.2	Payment Events.

The “Xeris Payment Events” are where the Parties have issued the Rule 2.5 Announcement and:

3.2.1	the Transaction Agreement is terminated (in accordance with Section 9.1(a) of the Transaction Agreement):

(a)

by Xeris at any time prior to the receipt of the Strongbridge Shareholder Approval, due to a “Strongbridge Change of Recommendation” (under Section 5.3 of the Transaction Agreement) having occurred; or

(b)	by Xeris at any time prior to the receipt of the Strongbridge Shareholder Approval, if Strongbridge shall have materially breached Section 5.3 of the Transaction Agreement; or

3.2.2	all of the following occur:

(a)	the Transaction Agreement is terminated:

(i)

by Xeris for the reason that Strongbridge shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in the Transaction Agreement, or if any of its representations or warranties set forth in the Transaction Agreement are inaccurate, which breach or failure to perform or inaccuracy:

(A)	would result in a failure of any of Conditions 1, 2, 3, or 4; and

(B)	is not reasonably capable of being cured by the End Date or, if curable, is not cured by the earlier of:

(1)	the End Date; and

(2)	30 days following written notice by Xeris thereof (such termination, a Breach Termination); or

(ii)

by Xeris or Strongbridge, if the Court Meeting or the EGM was completed and the Court Meeting Resolution or the Required EGM Resolutions, as applicable, were not approved by the requisite majorities; and

(b)

prior to the Court Meeting, a Strongbridge Alternative Proposal was publicly disclosed or announced (or, in the case of a Breach Termination, was made publicly or privately to the Strongbridge Board), or any person shall have publicly announced an intention (whether or not conditional) to make a Strongbridge Alternative Proposal (it being understood that, for purposes of this sub-clause 3.2.2(b) and sub-clause 3.2.2(c) below, references to “20%” and “80%” in the definition of Strongbridge Alternative Proposal shall be deemed to refer to “50%”); and

(c)

(i)	a Strongbridge Alternative Proposal is consummated within twelve months after such termination, or

(ii)

a definitive agreement providing for an Strongbridge Alternative Proposal is entered into within twelve months after such termination and which is subsequently consummated pursuant to that definitive agreement, in the case of each of (i) and (ii), regardless of whether such Strongbridge Alternative Proposal is the same Strongbridge Alternative Proposal referred to in sub-clause 3.2.2(b).

3.3	Requests for Reimbursement.

Each request by Xeris for an Xeris Reimbursement Payment shall be:

3.3.1	submitted in writing to Strongbridge no later than 60 calendar days following the occurrence of the applicable Xeris Payment Event;

3.3.2	accompanied by payment instructions and written invoices or written documentation supporting the request for an Xeris Reimbursement Payment as Strongbridge may reasonably request; and

3.3.3

subject to compliance with sub-clause 3.3.2, satisfied in full by payment by Strongbridge to Xeris in cleared, immediately available funds within ten calendar days following such receipt of such invoices or documentation (save that Strongbridge is not required to pay such amount of an Xeris Reimbursement Payment which exceeds the Cap).

3.4	VAT

Xeris and Strongbridge consider that any amounts payable hereunder do not represent consideration for a taxable supply. If and to the extent that any relevant Tax Authority determines that any Xeris Reimbursement Payment is consideration for a taxable supply and that Strongbridge (or any member of a VAT Group of which Strongbridge is a member) is liable to account to a Tax Authority for VAT in respect of such supply and such VAT is Irrecoverable VAT, then:

3.4.1

the Xeris Reimbursement Payment shall be deemed to be exclusive of any such applicable VAT and any such VAT shall be due and payable by Strongbridge or the relevant member of a VAT Group of which Strongbridge is a member to the Tax Authority in addition to the payment of the Xeris Reimbursement Payment to Xeris, in accordance with applicable VAT Law (subject to the provisions of sub-clause 3.4.2 and 3.4.3 below);

3.4.2

the sum of the total amount payable by Strongbridge by way of any Xeris Reimbursement Payment, together with any Irrecoverable VAT arising in respect of the supply for which the Xeris Reimbursement Payment is consideration (Strongbridge Irrecoverable VAT), shall not exceed the Cap and the total amount of the Xeris Reimbursement Payment shall be reduced to ensure such; and

3.4.3

to the extent that Strongbridge has already paid amounts in respect of any Xeris Reimbursement Payment the sum of which, when combined with any Strongbridge Irrecoverable VAT, exceeds the Cap, Xeris shall repay to Strongbridge, by way of a reduction in the amount of the Xeris Reimbursement Payment, an amount necessary to ensure that the sum of the total remaining Xeris Reimbursement Payment combined with any Strongbridge Irrecoverable VAT arising in connection with such does not exceed the Cap.

3.4.4

Xeris shall (and shall procure that any applicable member of the Xeris Group shall) accommodate any reasonable action that Strongbridge requests, in writing and without delay, to avoid, dispute, defend, resist, appeal or compromise any determination of a Tax Authority that the Xeris Reimbursement Payment is consideration for a taxable supply for VAT purposes and/or that Strongbridge or any member of the Strongbridge Group is liable to account to the relevant Tax Authority for VAT in respect of such supply and/or that all or any part of such VAT is Irrecoverable VAT.

3.5	Recovered VAT

If Xeris makes any payments to Strongbridge under sub-clause 3.4, and after making such a payment, Strongbridge becomes entitled to recover all, or any part, of the Strongbridge Irrecoverable VAT from the relevant Tax Authority, Strongbridge shall notify Xeris without delay and, as soon as practicable, repay to Xeris the lesser of:

3.5.1	the amount recovered (whether by way of credit or refund) from the Tax Authority; and

3.5.2	the sum paid by Xeris to Strongbridge under sub-clause 3.4.

3.6	Outside the European Union

Xeris confirms that it is established outside of the European Union for VAT purposes.

4	GENERAL

4.1	Governing Law

4.1.1

This Agreement and all disputes, claims, actions, suits or proceedings (collectively, Actions) based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the Laws of the State of Delaware; provided, however, that the Laws of Ireland shall apply solely to the extent any provision hereof, or transaction contemplated hereby, is required by the Laws of Ireland to be governed by, and construed in accordance with, the Laws of Ireland (such provisions or transactions, the Irish Matters).

4.1.2

Each of the Parties irrevocably agrees that the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom, are to have exclusive jurisdiction with respect to any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby and, for such purposes, irrevocably submits to the exclusive jurisdiction of such courts and waives, to the fullest extent permitted by Law, any objection which any of them may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such Action in any such court. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall therefore be brought in the state and federal courts sitting in the State of Delaware, and any appellate courts therefrom. Notwithstanding the forgoing, any Irish Matter shall be subject to the jurisdiction of the High Court and any appellate courts therefrom.

4.2	Counterparts

This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and each Party may enter into this Agreement by executing a counterpart and delivering it to the other Party (by hand delivery, facsimile process, e-mail or otherwise).

4.3	Electronic Signatures

4.3.1

The Parties consent to the execution by or on behalf of each other Party of this Agreement, and the witnessing thereof, by electronic signature, provided that such manner of execution is permitted by law.

4.3.2

The Parties also agree that an executed copy of this Agreement may be retained in electronic form; and acknowledge that such electronic form shall constitute an original of this Agreement and may be relied upon as evidence of this Agreement.

4.4	Notices

4.4.1

Any notice or other document to be served under this Agreement may be delivered by overnight delivery service (with proof of service) or hand delivery, or sent in writing (including facsimile or email transmission), to the Party to be served as follows:

(a) if to Xeris, to:

Xeris Pharmaceuticals, Inc.

180 N. LaSalle Street, Suite 1600

Chicago, IL 60601

Attention:     Legal Department – Attn: General Counsel

E-mail:         legal@xerispharma.com

with copy to:

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:     Joseph C. Theis

 James A. Matarese

 Andrew H. Goodman

E-mail:         Jtheis@goodwinlaw.com

 Jmatarese@goodwinlaw.com

 Agoodman@goodwinlaw.com

and

A&L Goodbody LLP

25-28 North Wall Quay

International Financial Services Centre

Dublin 1, Ireland

Attention:     Alan Casey

 Richard Marron

E-mail:         acasey@algoodbody.com

 rmarron@algoodbody.com

or such other postal or email address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this sub-clause 4.4.

(b) if to Strongbridge, to:

Strongbridge Biopharma plc

900 Northbrook Drive, Suite 200

Trevose, PA 19053

Attention:     John Johnson

 Stephen Long

E-mail:         jj@strongbridgebio.com

 s.long@strongbridgebio.com

with copy to:

Skadden, Arps, Slate, Meagher & Flom LLP

500 Boylston Street

Boston, MA 02116

Attention:     Graham Robinson

 Chadé Severin

E-mail:         graham.robinson@skadden.com

 chade.severin@skadden.com

and

Arthur Cox LLP

Ten Earlsfort Terrace

Dublin 2

D02 T380

Ireland

Attention:     Maura McLaughlin

 Conor O’Keeffe

E-mail:         Maura.McLaughlin@arthurcox.com

 Conor.OKeeffe@arthurcox.com

or such other postal or email address or fax number as it may have notified to the other Party in writing in accordance with the provisions of this sub-clause 4.4.

4.4.2

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5pm. (addressee’s local time) on a Business Day. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day.

4.4.3	A Party to this Agreement shall promptly notify the other Parties of any change to its notice details. That notification shall only be effective on:

(a)	any effective date specified in the notification; or

(b)

if no effective date is specified or the effective date specified is less than five Clear Business Days after the date when notice is received, the date falling five Clear Business Days after the notification has been received.

4.5	Severability

4.5.1

If any term, provision, covenant or condition of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an equitable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible in accordance with applicable Law.

4.5.2	If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the Law of any jurisdiction, that shall not affect or impair:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or

(b)	the legality, validity or enforceability under the Law of any other jurisdiction of that or any other provision of this Agreement.

4.6	Amendments

No amendment of this Agreement shall be binding unless the same shall be evidenced in writing duly executed by each Party.

4.7	Due Authorization

Each Party hereto represents and warrants to the other that, assuming due authorization, execution and delivery by the other Party hereto, this Agreement constitutes the valid and binding obligation of that Party.

4.8	Transaction Agreement

In the event of any inconsistency between the provisions of this Agreement and the provisions of the Transaction Agreement, this Agreement shall control.

4.9	Wilful Breach

Upon Xeris becoming entitled to an Xeris Reimbursement Payment, Strongbridge shall have no further liability in connection with the valid termination of the Transaction Agreement (for the avoidance of doubt, other than the obligation to pay the Xeris Reimbursement Payments pursuant to this Agreement), whether under the Transaction Agreement or this Agreement or otherwise, to Xeris, the Xeris Group or its shareholders; provided, that nothing herein shall release any Party from liability (including any monetary damages or other appropriate remedy) for Wilful Breach or for fraud or as provided for in the Confidentiality Agreement.

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a Deed on the day and year first before WRITTEN.

GIVEN under the common seal	/s/ John H. Johnson
of STRONGBRIDGE BIOPHARMA PLC and DELIVERED	Name: John H. Johnson
as a DEED	Title: Chief Executive Officer

IN WITNESS whereof the Parties hereto have caused this Agreement to be executed and delivered as a Deed on the day and year first before WRITTEN.

SIGNED for and on behalf of

XERIS PHARMACEUTICALS, INC.

by its authorised signatory:

/s/ Paul R. Edick
Name: Paul R. Edick
Title: Director